UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 1, 2006
LIBERTY GLOBAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification #)
12300 Liberty Boulevard Englewood, CO 80112
(Address of Principal Executive Office)
(303) 220-6600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
(e) Compensatory Arrangements of Certain Officers
     On October 31, 2006 and November 1, 2006, the Compensation Committee (the “Committee”) of our Board of Directors (the “Board”) and our Board, respectively, authorized the implementation of a new performance-based incentive plan (the “Performance Plan”) pursuant to the Liberty Global, Inc. 2005 Incentive Plan (As Amended and Restated Effective October 31, 2006). The participants in the Performance Plan will include Michael T. Fries, our President and Chief Executive Officer, certain of our other executive officers and certain key employees. The Performance Plan has been designed to satisfy the requirements for performance-based compensation to the Chief Executive Officer and other highly compensated officers under Section 162(m) of the Internal Revenue Code of 1986.
     In authorizing implementation of the Performance Plan, the Committee and the Board identified three principal goals: to focus the senior management team on the opportunity to maximize the value of our company through superior operating performance; to supplement the senior management team’s current equity compensation position, and to create a critical five-year retention tool to ensure stability of the senior management team.
     The Performance Plan is a five-year plan, with a two-year performance period, beginning January 1, 2007, and a three-year service period beginning January 1, 2009. During the two-year performance period each participant may earn varying percentages of a maximum award specified for such participant based on achievement of specified compound annual growth rates in consolidated operating cash flow. The performance period will be followed by a three-year service period over which the earned amount of the award will be paid or will vest, subject to forfeiture or, in certain circumstances, acceleration. Payment to each participant of the amount of his or her earned award may be in cash, restricted shares of our Series A and Series C common stock, unrestricted shares of our Series A and Series C common stock or any combination of the foregoing, at the Committee’s discretion. Payments in cash or unrestricted shares will be made in equal semi-annual installments and vesting of restricted shares will occur in equal quarterly installments.
     For any amount to be earned under the Performance Plan, consolidated operating cash flow for fiscal 2008 (2008 OCF) as compared to consolidated operating cash flow for fiscal 2006 (2006 OCF), each as adjusted, must yield a compound annual growth rate (“CAGR”) of at least 12% (the “Base Objective”) and for the maximum award to be earned a CAGR of 17% is generally required. If the Base Objective is met, then the percentage of a participant’s specified maximum award that will be earned generally will vary depending on the CAGR achieved, as illustrated by the following table.

CAGR	% of Maximum Award Earned
17%	100%
16%	95%
15%	80%
14%	65%
13%	55%
12%	50%
<12%	0%
If the Base Objective is achieved, the Committee may approve payment to the Chief Executive Officer and each of the five other most highly compensated executive officers of 100% of their respective maximum awards, subject to reduction at the Committee’s discretion, taking into account the CAGR achieved and other factors the Committee deems relevant, but not below the percentage awarded to other participants generally.
     2006 OCF and/or 2008 OCF will be subject to adjustments in accordance with the Performance Plan for events such as acquisitions, dispositions and changes in foreign currency exchange rates that affect comparability. The aggregate amount of the maximum awards under the Performance Plan is $320 million. The Committee has not yet determined the allocation of awards under the Performance Plan. Participants in the Performance Plan will not be eligible to receive any equity incentive awards that would otherwise be granted in 2007 and 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIBERTY GLOBAL, INC.
Date: November 7, 2006	By:	/s/ Elizabeth M. Markowski
		Name:	Elizabeth M. Markowski
		Title:	Senior Vice President, General Counsel and Secretary